Letter from the CEO
This year is an exciting one for FHLB Des Moines and our employees!

Since last year’s flood (nearly one year ago to the day) and subsequent interim relocation, we’ve worked tirelessly every day to maintain a seamless, unaffected environment for you, our members. Now we eagerly await a move from our temporary location to our new permanent headquarters in October 2018.

During 2018, we’ll tackle a number of projects like our move aimed at achieving both operational excellence and meeting your needs as members. In this edition of the Letter from the CEO, along with the usual financial update, we’ll feature just a few of the things we are doing here at the Bank to continue to build a strong, solid future for our members.
Financial Performance

The Bank started 2018 on a solid note, recording net income of $118 million for the first three months of the year. Because of these earnings, we paid an increased first quarter dividend - 4.75 percent annualized rate on activity-based stock and 2.25 percent annualized on membership-based stock and $14 million has been accrued for use in our Affordable Housing Program (AHP). Advances continue to be our largest asset class at $108.3 billion outstanding to 738 members and housing associates, an increase of $5.6 billion from December 31, 2017. With more than 77 percent of our assets in advances and mortgages, we are performing well with a moderate risk profile. Additional financial information is available in our recently filed first quarter form 10-Q.
Future Focused
If there is one thing the flood taught us, it’s that a “disaster” can strike at any time. To better safeguard our business, we’ve recently undertaken a large-scale data center relocation project. This initiative has long been on our radar, but with our unexpected flood this last summer, the need for an improved data center soon became one of our highest priorities. Our data center is the technical foundation of all that we do. It’s a complex system of networked computers that are used for the remote storage, processing and distribution of large amounts of data. Co-locating our data in two areas outside of the physical Bank allows us to be better prepared for an outage or regional disaster. The two state-of-the-art locations will better protect the Bank’s data and enhance our ability to meet your business needs today and for years to come.
As your cooperative, every decision we make is focused on investing our time and resources wisely, not frivolously. Our investment in infrastructure, focus on operational excellence and comprehensive strategic planning emphasis will yield an even stronger, better Bank built to provide the best possible experience for members. This year, we’ve dedicated a new two-person department to exploring member experience and how we do business with you every day. Every website visit, phone call, email and interaction tells a story. Charting this journey and making informed decisions will help us serve you more proactively and effectively. As the leader in member experience research in the FHLBank System, the insights we are gathering will help us shape and tailor our products and services.
Feedback is a Gift

A key piece of member experience is feedback. As a Bank, we look to you to provide us with both critical and positive feedback when you feel it necessary. Recently, we’ve been working extensively with a third-party vendor to capture feedback from more than 700 respondents representing nearly 500 different members. From this group of respondents, 93 percent stated they found their FHLB Des Moines membership to be very or extremely valuable. This statistic is important, but it only tells a piece of the story. In our quest to provide exceptional member value, we had to dig deeper. We’ve heard from you in the past that what differentiates us from our competitors is our competitive cost of funds and the reliability and relationship we provide. These sentiments were reflected again in the member survey - a strong reminder that we continue to be a strong partner to you, our members.

However, it’s often stumbling points that provide the best insight. When asked why members may decide to use other sources of funding, the results told an interesting story. Respondents listed diversification, lower rates and no collateral requirements as the top three indicators that they may look elsewhere for funding. These responses are both logical and appropriate. Diversification of funding sources is a sound strategy and the Bank is a collateralized lender by regulation. However, there was one response that we can control and will address - ease of use.
Moving forward, we'll have a relentless focus on ensuring that your engagement with the Bank is easier. We know it’s essential that our products and services are available in the most convenient way possible. If you have suggestions or a specific concern you’d like us to address, we want to hear from you. I encourage you to reach out to your Relationship Manager and share any input your may have.
I hope that I’ve provided you with just a few examples of the ways we are putting members first here at FHLB Des Moines. We will continue to work tirelessly to meet and exceed your needs and be a strategic partner to you well into the future. As a reminder, if you have topics you’d like me to address in a future letter or questions for me in general, I’m always available at CEO@fhlbdm.com.
Have a great summer!
Michael L. Wilson